Exhibit 99.1

Contact:	John Swenson 510-661-5000
FOR IMMEDIATE RELEASE
ASYST DISCUSSES CURRENT DEBT AND LIQUIDITY, ANNOUNCES ADDITIONAL COST REDUCTION INITIATIVES
     FREMONT, Calif.—Oct. 22, 2008—Asyst Technologies, Inc. (Nasdaq: ASYT) today provided preliminary balance sheet and liquidity information for its fiscal second quarter ended Sept. 30, 2008, and announced plans for cost reductions in response to current industry conditions.
     As of Sept. 30, 2008, the company expects to report total cash and equivalents of approximately $79 million, up from $68 million as of the end of the prior sequential quarter. The company expects to report total debt of approximately $151 million, down from $155 million as of the end of the prior sequential quarter. The improvement of $15 million in net cash for the quarter was primarily the result of changes in working capital as well as lower costs.
     The company previously announced that subsequent to the end of the quarter it amended its credit facility with Key Bank. Outstanding indebtedness under the Key Bank facility as of September 30 totaled approximately $79 million, all under a term loan that matures in 2012. Through Key Bank the company also has a $27.5 million revolving credit facility, none of which is outstanding. The revolving facility currently supports two standby lines of credit totaling approximately $13 million. Under the terms of the most recent amendment, unused capacity under the revolving facility would be made available if the company meets certain bookings targets. In addition to the term and revolving credit facilities with Key Bank, the company has lines of credit available through its subsidiaries in Japan. The total available borrowing capacity under these additional lines of credit is approximately 8.9 billion Japanese Yen as of October 15, 2008 (or approximately U.S. $87.0 million at the exchange rate as of that date), of which we have borrowed and outstanding approximately 8.1 billion Japanese Yen (or approximately U.S. $79.1 million at the exchange rate as of that date).
     Through actions taken earlier this year in response to challenging industry demand conditions, the company has reduced its ongoing annual operating expenses by approximately $10 million. The company currently is taking additional actions to reduce its annual manufacturing and operating expenses by an additional $20 million, which the company believes will reduce its quarterly break-even level (on a cash basis) to approximately $80 million as of its quarter ending March 31, 2009.
     Steve Schwartz, CEO of Asyst, said, “Despite our strong AMHS bookings in the September quarter and a positive bookings outlook for the current quarter, we believe that the current industry environment requires a prudent approach to the sizing of our business and to cash preservation. With current cash on hand and a strategy to be cash flow positive in the March quarter, we believe we are positioned to weather further weakness while remaining poised to support a potential upturn in the business sometime next year.”
     The company will announce its fiscal second quarter results on Oct. 29, 2008.
About Asyst
 Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com.
Forward Looking Statements
 Except for statements of historical fact, the statements in this release are forward-looking. The forward-looking statements include statements made or implied concerning potential future transactions and the company’s future plans. The company assumes no obligation to update these statements. Such statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include but are not limited to the following risks: possibility that key employees may pursue other opportunities due to concerns as to employment security at Asyst; risks relating to the continued acceptance of our products and services; the value, timing, release and market acceptance of new products; the ability to maintain or increase market share and product pricing; our reliance on a few key customers; the ability to reduce ongoing manufacturing and operating costs and improve product margins for our products in a competitive marketplace; the possibility that customers may cancel or delay planned expansion activity and thus cancel, delay or reduce related bookings and resulting revenue; our ability to execute on our ongoing strategic and operating initiatives; our expectation that preliminary balance sheet figures will not be reduced or adjusted upon final review by the company or our auditors; our ability to maintain compliance with amended covenants under our principal credit facility, including minimum liquidity and EBITDA covenants, and that we would be subject to additional and material fees, costs and interest charges in the event of non-compliance; our ability to maintain or raise necessary working capital to fund our operations and future revenue opportunities; the impact and outcome of any legal actions or proceedings; and other factors more fully detailed in the company’s Annual Report on Form 10-K for the year ended March 31, 2008, and other reports filed with the Securities and Exchange Commission.
“Asyst” is a registered trademark of Asyst Technologies, Inc. Copyright 1993-2008, Asyst Technologies, Inc. All Rights Reserved.